Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS, INC. ANNOUNCES A PUBLIC OFFERING OF $275 MILLION OF CONVERTIBLE SENIOR NOTES
HOUSTON, May 21, 2008—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has commenced an underwritten public offering, subject to market and other conditions, of approximately $275 million in aggregate principal amount of convertible senior notes due 2028 (the “Notes”) under its existing shelf registration statement. The Notes will bear interest at a fixed rate and be convertible during certain periods and under certain circumstances. Upon any conversion, holders of the Notes will receive cash up to the principal amount and any excess conversion value will be delivered in shares of Carrizo’s common stock. The underwriters of the Notes will have a 30-day option to purchase up to $41.3 million of additional Notes.
Carrizo intends to use the estimated $268.8 million of net proceeds from the offering (net of underwriting discounts) to repay in full the outstanding borrowings under its second lien credit facility and to fund, in part, its capital expenditure program for 2008, including drilling and land acquisition programs in the Barnett Shale, the Marcellus Shale and elsewhere, and for other corporate purposes. Pending this partial funding of the capital expenditure program, Carrizo expects to use the remaining proceeds to repay borrowings outstanding under its senior revolving credit facility.
In connection with the Notes offering, Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are acting as joint book-running managers and JP Morgan Securities Inc. and UBS Securities LLC are acting as co-managers.
The offering is being made only by means of a prospectus and related prospectus supplement, which will be filed with the Securities and Exchange Commission (“SEC”). A copy of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of: Credit Suisse (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037, or RBC Capital Markets Corporation, One Liberty Plaza, 2nd Floor, New York, NY 10006, Attn: Equity Syndicate, Fax: 212-428-6260.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven, producing natural gas and oil geologic trends in the Barnett Shale area in North Texas and along the onshore Gulf Coast area in Texas and Louisiana, primarily in the Miocene, Wilcox, Frio and Vicksburg trends. Carrizo’s other interests include properties in the U.K. North Sea, East Texas and acreage in shale plays in the Barnett/Woodford in West Texas/New Mexico, the Floyd/Neal

in Mississippi, the Fayetteville in Arkansas, the western New Albany in Kentucky/Illinois and the Marcellus Shale in Pennsylvania/New York/West Virginia and the Gulf of Mexico. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to those relating to the proposed offering, use of proceeds and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market and other conditions, capital needs and uses and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.
CONTACT: Carrizo Oil & Gas Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000